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CENTER BANCORP, INC.
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CENTER BANCORP MAILS LETTER TO SHAREHOLDERS

Discusses Company’s Strong Track Record of Creating Long-Term Value for
Shareholders and Important Initiatives to Improve Returns

Union, N.J., March 22, 2007 - Center Bancorp Inc. (NASDAQ: CNBC), the parent company of Union Center National Bank, today announced that it has sent a letter to shareholders. In the letter, Center Bancorp President and Chief Executive Officer, John J. Davis makes several points, including:

▪
Strong one- five- and ten-year record of delivering long-term shareholder value. During the past year, Center Bancorp’s stock has increased nearly 40%. Over the last five years, total return to shareholders has averaged nearly 17% per year. A purchase of 1,000 shares of Center Bancorp’s stock in 1996, with dividends reinvested, would yield a total return of 314%.

▪	Good progress on strategic objectives of growing commercial loans, reducing more costly borrowed funds and shrinking the size of the lower-yielding investment portfolio.

▪
New initiatives to increase non-interest income and to lower operating expenses. Earlier this month, Center Bancorp announced the acquisition of Beacon Trust Company, a limited purpose trust company with managed assets of $1.3 billion. Center Bancorp believes that the transaction will add to non-interest income, diversify the Company’s earnings stream and is expected to be accretive to the company’s earnings per share in the first 12 months following closing. Center Bancorp also announced in March an aggressive program to reduce salary and benefits expense by nine percent annually.

The letter also discusses the Committee To Preserve Shareholder Value a group of dissident shareholders, led by Larry Seidman, who has proposed its own slate of three dissident nominees to the Company’s board of directors.

Citing Mr. Seidman’s history of conflict with federal bank regulators and other banks and the dissidents’ apparent lack of a real strategic plan, Mr. Davis said, “Ask yourself this question: Do you want your investment in Center Bancorp managed by a Board that has a demonstrated track record of creating superior long-term value for shareholders and that will focus on your long-term best interests? Or do you want your Board influenced by the addition of three dissidents whose contributions, we believe, will at best be disruptive, and potentially cause you to fail to realize the superior longer-term value that can result from the successful implementation of our strategic plan?”

The full text of the letter follows:

March 22, 2007

Dear Fellow Shareholder:

You will shortly be receiving a detailed proxy statement and a BLUE proxy card in connection with the Company’s Annual Meeting of Shareholders scheduled for May 15, 2007. Four of our highly qualified directors have been nominated for re-election. These directors are Brenda Curtis, John J. Davis, Donald G. Kein and Norman F. Schroeder.

In advance of the Annual Meeting and your receiving our proxy statement, I wanted to tell you about some important initiatives we have undertaken to enhance the long-term value of your investment in Center Bancorp, and to provide some information to you about a hostile proxy contest about to be launched by a group of dissident shareholders who, we believe, are interested in their own short-term interests, not the long-term interests of all shareholders.

Your participation in the Annual Meeting this year is particularly important as the group of dissidents, led by Larry Seidman, has proposed its own slate of three director nominees in opposition to the incumbent directors nominated by your Board. After careful consideration, your Board concluded that the dissidents lack a real strategic plan or new ideas for your company.

Your Board also found it disturbing that Mr. Seidman has a self-acknowledged history of conflict with federal bank regulators and other banks. Mr. Seidman would have you believe that such conflict is not significant, yet in a current proxy contest with another bank, Mr. Seidman described that bank’s own regulatory scrutiny as something, “you do not get for good conduct1 .” We agree and believe that Mr. Seidman’s history of conduct would more likely threaten than advance the implementation of Center Bancorp’s strategic plan and its progress going forward.

UNDER YOUR BOARD’S LEADERSHIP, CENTER BANCORP HAS A
DEMONSTRATED RECORD OF CREATING SUPERIOR LONG-TERM VALUE
FOR SHAREHOLDERS

✓	Strong one-year record: During the past year, our stock price has increased by nearly 40%.

✓	Strong five-year record: Over the last five years, your Company has provided a total return to shareholders (increase in stock price plus reinvestment of dividends) averaging nearly 17% per year.

1 Mooney, Bill. “Yardville Faces New Challenge; Critical Shareholders Seek Election to Bank’s Board.” Trenton Times, 7 Feb 2007.

✓	Strong ten-year record: If you had purchased 1,000 shares of Center Bancorp stock at the end of 1996 and had reinvested your dividends, your investment today would have yielded you a total return of 314%2.

The following chart shows that, over the last five years, Center Bancorp has produced for its shareholders a total return superior to that of both the S&P 500 Index (a widely recognized indicator of stock market performance) and an index comprised of 112 banks located in the mid-Atlantic region.

	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06
Center Bancorp Inc.	$100	$135	$229	$164	$148	$220
S&P © 500	$100	$78	$100	$111	$117	$135
Hemscott Group Index	$100	$96	$122	$139	$140	$158

CENTER BANCORP HAS IN PLACE A STRATEGIC PLAN TO IMPROVE
PERFORMANCE AND TO INCREASE THE VALUE OF THE COMPANY...

WE BELIEVE OUR PLAN IS WORKING

We believe our recent financial results and actions taken to enhance long-term shareholder value demonstrate that we have made important progress in implementing our plan.

Consider this:

✓
We have grown our loan portfolio, particularly in commercial lending, and have kept the quality of our loan portfolio very high. In 2006, total loans grew by 8.8% and commercial real estate loans, a targeted growth area, grew by 25%. Total non-performing assets at the end of 2006 were only 0.07% of total assets. At the same time, core deposits have increased. Strong growth of high-quality loans and core deposits is important because it reduces our reliance on the lower-yielding investment portfolio and decreases more costly borrowings. In 2006, we reduced our investment portfolio by 44% and decreased borrowings by nearly 32%.

1 Bloomberg Data, Reflects the total return on 1,000 shares purchased on 12/31/1996 and sold on 12/29/2006, assuming reinvestment of dividends.

✓
Increasing fee-based, non-interest income is a key strategic priority in our goal to lower costs, increase efficiency, improve profitability and increase returns for our shareholders. Just last week, we signed a definitive merger agreement to acquire Beacon Trust Company, located in Madison, New Jersey (the press release is enclosed for your review). We believe that this transaction, once completed, will add to non-interest income, diversify Center Bancorp’s earnings stream and boost our bottom line.

✓
Cost control is another priority of the Company. Earlier this month, we announced our plan to lower salary and benefits expense by $1.1 million or 9 percent (the press release is also enclosed). This, too, will increase our net income.

✓
We have consistently returned capital to shareholders. During the 10 years that we have been listed on the Nasdaq stock exchange, the Company has paid shareholders a cash dividend every quarter. In fact, since 1996, we have increased cash dividends paid by an average rate of more than 6% per year and have paid a total of $29 million in cash dividends to you, our shareholders, during that period.

YOUR BOARD AND MANAGEMENT HAVE A PLAN TO CONTINUE SUCCESS

We believe that we have made good progress on the elements of our strategic plan and that its successful execution will make Center Bancorp an even more attractive institution with a strong position in one of the most desirable banking markets in the United States, thereby increasing shareholder value and the value of your investment.

Support your Board of Directors and the continued implementation of its plan.

CERTAIN THINGS YOU SHOULD KNOW ABOUT THE DISSIDENTS

As discussed above, Larry Seidman and two other nominees, calling themselves the Committee To Preserve Shareholder Value, have filed a preliminary proxy statement with the intention of launching a hostile, costly and disruptive proxy contest to replace some of your Company’s directors and to elect three dissident nominees to your Board. As a result, you may also receive proxy solicitation materials and a WHITE proxy card from the committee seeking your vote to elect its three hand-picked nominees.

Your Board of Directors vigorously opposes the committee’s proxy solicitation and strongly urges you to discard the committee’s materials and to not sign or return any WHITE proxy cards sent to you by the committee.

We believe that the following facts about the committee are telling:

✗
In 1995, the Office of Thrift Supervision issued a Cease and Desist Order and levied a Civil Money Penalty against Mr. Seidman, after finding that he recklessly engaged in unsafe and unsound practices in the business of an insured banking institution. Mr. Seidman does not challenge these facts.

✗	Each of the committee’s three nominees, which include Mr. Seidman, was nominated by a shareholder holding only 100 shares of the Company’s common stock.

✗
The dissidents’ own proxy statement reveals that their “strategic plan” for your Company consists of little more than hiring an investment banker and exploring the possible sale of the bank. In our opinion, a “plan” focused principally on the sale of the Company ignores the attractive, and we believe superior, long-term potential value of the Center Bancorp franchise.

Ask yourself this question: Do you want your investment in Center Bancorp managed by a Board that has a demonstrated track record of creating superior long-term value for shareholders and that will focus on your long-term best interests? Or do you want your Board influenced by the addition of three dissidents whose contributions, we believe, will at best be disruptive, and potentially cause you to fail to realize the superior longer-term value that can result from the successful implementation of our strategic plan?

SUPPORT CENTER BANCORP’S STRATEGIC PLAN

SUPPORT THE BOARD THAT HAS A DEMONSTRATED RECORD OF
CREATING SUPERIOR LONG-TERM VALUE FOR SHAREHOLDERS

Remember, do not retain any proxy materials which accompany the WHITE card.  If you have any questions or need assistance, please do not hesitate to contact Georgeson Inc., who is assisting us in this matter, toll free at 888-897-6050.

Thank you for your support. We look forward to communicating with you in the coming weeks.

On Behalf of the Board of Directors,

Sincerely,

John J. Davis
President and Chief Executive Officer

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union and Chatham New Jersey Transit train station, Union Hospital and the Boys and Girls Club of Union. The Bank recently received approvals to install and operate one additional off-premise ATM location in the Madison New Jersey Transit Station, which is scheduled to be operational in 2007.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Investor Inquiries	Media Inquiries:

Anthony C. Weagley	Mike Pascale or Tom Johnson
Vice President and Treasurer	Abernathy MacGregor
Center Bancorp	(212) 371-5999
(908) 206-2886

Forward-Looking Statements
All non-historical statements in this press release (including statements regarding the extent to which non-interest expense will be reduced, the ultimate effect of the initiatives announced in this press release, the amount of a one-time, pre-tax charge related to termination benefits, the time when particular savings will be achieved and steps which may be taken during the balance of 2007 to reduce the level of overhead and to increase revenue) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the ultimate timing for the implementation of the initiatives described herein, the responses both by the employees directly involved in such initiatives and those not directly involved, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Additional Information
In connection with Center Bancorp, Inc.’s (“Center”) 2007 Annual Meeting, on February 27, 2007, Center filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and on March 21, 2007 filed a revised preliminary proxy statement with the SEC. . Center will prepare and file with the SEC a definitive proxy statement and may file other solicitation materials. CENTER SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY DO OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when available), and any other documents that may be filed by Center with the SEC in connection with the 2007 Annual Meeting through the SEC’s web site at www.sec.gov. Shareholders may also obtain free copies of the preliminary proxy statement, definitive proxy statement (when available) and other documents filed by Center in connection with the 2007 Annual Meeting by directing a request to: Center Bancorp, Inc. at 2455 Morris Avenue, Union, New Jersey 07083, Attention: Anthony C. Weagley, Chief Financial Officer.

Center Bancorp, Inc. Participant Information
IN ACCORDANCE WITH RULE 14A-12(A)(1)(I) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INFORMATION REGARDING THE IDENTITY OF THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF SHAREHOLDERS AND THEIR INTERESTS ARE SET FORTH IN THE PRELIMINARY PROXY STATEMENT THAT WAS FILED BY CENTER WITH THE SEC.